Exhibit 99.1
FOR IMMEDIATE RELEASE
TRANSATLANTIC AND ALLIED WORLD
MUTUALLY TERMINATE MERGER AGREEMENT
TRANSATLANTIC BOARD AUTHORIZES $600 MILLION SHARE REPURCHASE
ANNOUNCES PRELIMINARY THIRD QUARTER FINANCIAL RESULTS
ISSUES LETTER TO STOCKHOLDERS
LARGEST STOCKHOLDER SUPPORTS TRANSATLANTIC’S CAPITAL
MANAGEMENT PLAN AND OPENNESS TO CONSIDER OTHER STRATEGIC
ALTERNATIVES
APPOINTS MICHAEL C. SAPNAR PRESIDENT
NEW YORK — September 16, 2011 — Transatlantic Holdings, Inc. (NYSE: TRH) (“Transatlantic” or “the Company”) today announced that Transatlantic and Allied World Assurance Company Holdings, AG (NYSE: AWH) (“Allied World”) have mutually terminated their previously announced merger agreement. Consistent with the terms of the merger agreement, Transatlantic has agreed to pay Allied World, within two business days, a termination fee in the amount of $35 million (and expense reimbursement in the amount of $13.3 million), and has agreed to pay an additional fee in the amount of $66.7 million in the event that, prior to September 15, 2012, Transatlantic enters into any definitive agreement in respect of any competing transaction or recommends or submits a competing transaction to its stockholders for adoption, or a transaction in respect of a competing transaction is consummated. As a result of the termination, Transatlantic has cancelled the Special Meeting of Stockholders called for September 20, 2011.
As part of today’s announcement, the Transatlantic Board of Directors has detailed the Company’s long-term strategic growth plan in a letter to stockholders, in which it also affirms that it will continue to entertain and evaluate any serious proposal or opportunity that offers its stockholders full and fair value. The plan includes the approval of a $600 million open market or negotiated share repurchase program, which adds $455 million to the Company’s existing share repurchase authorization. The Company is committed to repurchasing $300 million of shares through December 31, 2011 and plans to repurchase the remaining $300 million of shares during 2012.
Davis Selected Advisors, the Company’s largest stockholder, said, “Davis Advisors applauds Transatlantic’s efforts to create value for shareholders with an intelligent capital management plan while at the same time remaining open to other strategic alternatives.”
In addition, Transatlantic announced that Michael C. Sapnar, currently Executive Vice President and Chief Operating Officer of the Company, has been appointed President, effective immediately, and Chief Executive Officer, effective January 1, 2012. Mr. Sapnar will succeed Robert F. Orlich, who, as previously announced, will retire as CEO. Mr. Orlich will remain on the Board of Directors.
“Transatlantic has an industry-leading franchise that has delivered strong returns for stockholders over its 20-plus year history as a public company,” said Richard S. Press, Chairman of the

Transatlantic Board of Directors. “The future of Transatlantic remains very bright and our aggressive stock repurchase program announced today underscores that belief. Since we first became a fully independent company in 2010, the Board and management team have focused on continuing to build long-term value for all our stockholders by executing on important strategic initiatives while managing our balance sheet prudently and maintaining our financial strength ratings. We will continue to actively execute those initiatives that the Allied World merger would have accelerated, and we remain confident about our long-term prospects. At the same time, we appreciate the dialogue we have had with our stockholders over the past three months and want them to know that their Board is open to seriously considering any transaction that will deliver the value they deserve.”
Mr. Press continued, “Mike has been a valuable member of Transatlantic’s leadership team and his appointment is consistent with our long-term succession planning. He has been critical to the Company’s success and his many achievements demonstrate his ability to guide Transatlantic in the future. Bob and I look forward to continuing to work with Mike in his new role.”
Following the announcement of the Allied World merger, Validus Holdings (NYSE: VR) submitted an unsolicited proposal to acquire Transatlantic that the Transatlantic Board of Directors, after careful consideration, determined was not superior to the Allied World merger. Even after Transatlantic invited Validus to enter negotiations under a customary confidentiality agreement, Validus refused to engage. The Transatlantic Board of Directors believes the Validus proposal continues to be inadequate for numerous reasons, but, nevertheless, the Company remains willing to enter negotiations and conduct mutual due diligence.
On August 12, 2011, Transatlantic entered into a confidentiality agreement with National Indemnity Company (“National Indemnity”), a member of the group of insurance companies of Berkshire Hathaway Inc. (NYSE: BRK.A, BRK.B). Although the two companies have engaged in discussions, National Indemnity has been interested in conducting only very limited due diligence, focused solely on Transatlantic’s Zurich subsidiary. National Indemnity has conveyed to Transatlantic that it is unwilling to increase the terms of its proposal and is only interested in an acquisition at or below $52 per share. The Transatlantic Board of Directors has concluded that selling Transatlantic for cash at such a substantial discount to book value would not deliver fair value to stockholders. Transatlantic and National Indemnity remain under a confidentiality agreement, and, while further talks may occur, no further talks are currently scheduled.
PRELIMINARY THIRD QUARTER FINANCIAL RESULTS1
The Company also today announced preliminary financial results for the third quarter of 2011:
•	Diluted net income per common share for the quarter is expected to range between $0.85 and $1.15.

•	At quarter end, book value per common share is expected to range between $69.00 and $70.00.[2]

[1]	Financial data includes estimates using information known at this time. Such financial data do not include any estimate for foreign exchange movement, changes in fair value or other events that could materially affect earnings or book value per share that occur or become known after the date of these estimates. Per share information does not consider the impact of share activity that may occur after the issuance of this press release, including share repurchases that may occur before the end of the third quarter pursuant to the share repurchase program announced today.

[2]	Book value per share is defined as stockholders’ equity divided by common shares outstanding at quarter end

•	Net premiums written for the quarter are expected to range between $935 million and $990 million.

•	Net pre-tax investment income for the quarter is expected to range between $116 million and $122 million.
Preliminary financial data for the quarter include:
•	Preliminary pre-tax net catastrophe costs of $55 million to $65 million, which include costs related to storms in Denmark and Hurricane Irene, each of which occurred in the quarter, and modest increases in costs related to earlier 2011 events.

•	A pre-tax benefit of $45 million resulting from a negotiated settlement of arbitration proceedings with United Guaranty Residential Insurance Company, United Guaranty Mortgage Indemnity Company, United Guaranty Credit Insurance Company and United Guaranty Residential Insurance Company of North Carolina involving disputes over certain assumed reinsurance contracts related to subprime mortgages and credit default insurance.

•	Pre-tax merger related costs, including termination fees, of $55 million to $60 million.
The letter sent to Transatlantic stockholders follows:
Dear Fellow Stockholders:
Executive Summary
This executive summary briefly highlights the key themes of our full stockholder letter that follows. We hope you take the time to read the letter as much has happened, much has been written and much has been said in the last 90 days. The main points we would like you to consider are as follows:
•	We have heard the concerns and opinions of our stockholders and have mutually terminated our merger agreement with Allied World.

•	Transatlantic believes that the right strategic combination presents an attractive opportunity, but is not an imperative. We agreed to the merger only after talking to several other potential strategic partners, evaluating the merits of the merger and comparing it to the benefits and drawbacks offered by other potential partners.

•	In our letter we remind you of the strategic path we identified prior to the Allied World merger agreement and we are prepared to continue on that course. We have increased our share buyback program to $600 million through 2012, half of which we commit to complete in 2011, to accelerate the delivery of value to stockholders as we execute on our strategic initiatives.

•	We have been open to talks with Validus since our Board reviewed its proposal. We remain willing to engage in discussions with Validus or any other seriously interested party.

•	We would not recommend the Validus proposal that is on the table. It does not provide Transatlantic stockholders full consideration of our book value and franchise on a relative or absolute basis. Additionally, the Validus proposal has numerous inadequacies, including the writedown of Transatlantic’s net worth by $500 million, the compromising of Transatlantic’s ratings, the shortcomings of Validus’ domicile relative to some other potential partners, and Validus’ lack of US insurance operations, among other factors.

•	Validus’ statements regarding its proposal, Transatlantic, and Transatlantic’s Board of Directors are inaccurate and exaggerated in many instances, incomplete in others, severely biased in all respects and often just plain wrong. We have attached to the letter a fact sheet specifically addressing a number of Validus’ inaccurate statements. We believe that Validus’ unwarranted attacks on the integrity of the Transatlantic Board, and its initiation of a consent solicitation, are motivated by a desire to avoid paying full and fair value in a negotiated transaction.

•	We believe National Indemnity remains interested at or below its first per share price indication. Given our track record of growing book value and our strong balance sheet, the Board has concluded that it will not recommend selling Transatlantic for cash at such a substantial discount to book value.

•	The Board will continue to entertain and evaluate any serious proposal or opportunity to provide our stockholders with the fullest value, balancing the short and long-term opportunities and risks whether by strategic combinations or acquisitions.
Transatlantic has a strong brand and franchise, and an enviable 20-plus year track record of earnings and book value per share growth. We like our prospects as an independent company. That being said, we have demonstrated that we are also open to considering alternative proposals to deliver value to our stockholders. The Allied World merger was the only proposal that gave full consideration to our book value, accelerated most of the strategic initiatives that we set for the Company and maintained our ratings. We do not believe that the other proposals as presently constructed deliver appropriate value on a relative or absolute basis. As always, we will continue to work tirelessly on your behalf to maximize the value of Transatlantic in any manner appropriate and believe our actions over the last 18 months underscore this commitment.

Introduction
Much has developed over the past several months. We are writing this letter to share with you our perspective on these events and the actions we have taken, including those announced today.
Upon gaining full independence from AIG in 2010, we began addressing several strategic objectives to enhance our industry-leading position. In June of this year, we reached a merger agreement with Allied World that we believe would have accelerated the achievement of these objectives in a book value for book value transaction that offered significant incremental value for our stockholders.
After listening carefully to our stockholders, we have mutually terminated the merger agreement with Allied World and cancelled the Special Meeting of Stockholders called for September 20, 2011. Furthermore, today we announced an increase in our stock repurchase program to $600 million, which we intend to execute alongside our existing strategic initiatives.
Moving forward, we remain highly optimistic about our future. Transatlantic has an excellent track record of growing book value over its 20-plus years as a public company. We have a strong brand, a highly regarded global franchise and one of the most respected underwriting teams in the industry. We have always liked our prospects and we continue to be enthusiastic about them today.
In this letter, we want to take the opportunity to set the record straight about the events of the last several months. We will also address unfounded allegations and misstatements made by Validus during the course of its efforts to acquire the Company. Finally, we will provide more insight on where we go from here.
Let’s start by taking a closer look at how we developed the strategic plans that ultimately led us to recommend the merger with Allied World.
Transatlantic’s Strategic Review Process
Transatlantic emerged as a fully independent, publicly traded company in March 2010. No longer facing the strategic restrictions imposed by AIG’s majority ownership, we undertook a full analysis of the competitive landscape and our franchise. We concluded that Transatlantic has a strong competitive position, a solid balance sheet, a well-regarded risk management process and a valuable brand. We also identified strategic imperatives that would enable us to compete most effectively over the long-term:
•	Enhance our operational flexibility to allow us to meet regulatory requirements

•	Broaden our distribution to include U.S. primary insurance capabilities

•	Lower our cost of capital and enhance our earnings
We developed and began executing plans to address these initiatives independently, but we also determined that a strategic combination could accelerate our ability to achieve our strategic objectives while preserving our ability to return capital.
Accordingly, we evaluated potential partners, including Allied World, Validus Holdings and a number of others, through a lengthy process that included substantial internal and external analyses and conversations with several companies. Allied World emerged from this process as the strongest candidate. We were able to reach a fairly valued financial transaction that met all of our desired strategic criteria:
•	Fair valuation — an exchange ratio based on at least book value for book value

•	Favorable domicile — with U.S. tax treaty

•	Properly capitalized EU subsidiary — support $1 billion-plus of premium

•	Maintain strong ratings — S&P A+ rating

•	Financial flexibility — balance market opportunities with return of capital

•	Established U.S. insurance company — broaden distribution

•	Cultural fit — preserve strong risk-management and underwriting expertise

•	Significant upside for stockholders — path to long-term value creation
We had hoped to complete the Allied World merger because of its outstanding strategic and financial benefits, and we believe this path was superior to the alternative proposals that have since emerged. However, the decision to approve this merger transaction was ultimately the stockholders’ and a majority were not supportive. Let’s take a look at each of the alternative proposals now.
National Indemnity Offer
The all-cash proposal from National Indemnity represents the less compelling of the two alternative transactions.
Given our strong long-term prospects combined with the historically low valuations prevalent in the industry today, we believe that embarking on a process to sell the Company would not deliver appropriate value to stockholders. In this environment, it is not surprising that reinsurance companies have not been selling themselves. Even so, in keeping with our fiduciary responsibility, we would always give careful consideration to a sale proposal that could offer superior value to our stockholders.
After reviewing the National Indemnity proposal, it was clear to the Board that this offer did not provide superior value — in fact, it was demonstrably inferior on most valuation metrics. We received this proposal following a week in which the prices of insurance stocks declined significantly. The indicated offer represented only 77% of our stated June 30, 2011 book value, and ranked below the 25th percentile of comparable insurance transactions3 in key benchmarks based on analysis by our outside financial advisors (as highlighted on page 36 of our investor presentation filed on September 2, 2011).
Nevertheless, we entered into a confidentiality agreement with a customary standstill provision. Through several conversations, we encouraged National Indemnity to perform due diligence and meaningfully increase their offer — they only conducted very limited due diligence and never improved their offer. Our Board has concluded that selling Transatlantic for cash at such a substantial discount to book value, when our book value has been growing consistently, simply would not deliver fair value to our stockholders. We conveyed our position to National Indemnity several times, most recently on Friday, September 9, 2011. They reiterated that they remain potentially interested in an acquisition at or below $52 per share. We continue under a confidentiality agreement, and while further talks may occur, none are currently scheduled.

[3]	Transactions include: Fairfax / Zenith, Tokio Marine / Philadelphia Consolidated, Allied World / Darwin, Liberty Mutual / Safeco, Mapfre / Commerce Group, Munich Re / Midland National, D.E. Shaw / James River, Liberty Mutual / Ohio Casualty, Farmers / Bristol West, TPG / Direct General and Aviva / AmerUS

Validus Proposal
Subsequent to the Allied World merger announcement, Validus made an unsolicited proposal to acquire Transatlantic. After refusing our offer to engage with us under customary terms, Validus launched a hostile exchange offer. Validus has consistently misled investors as to your Board’s exercise of its fiduciary duty and efforts to come to the right conclusion on which transaction, if any, is best for Transatlantic stockholders. We will address all of these issues here, beginning with the merits of the offer.
While the Validus offer generally traded marginally above the indicated value of the Allied World transaction prior to the termination, this small premium does not compensate our stockholders for the strategic and financial shortcomings of its offer. In fact, the Validus offer is inadequate on both a relative and absolute basis, for the following reasons:
•	Insufficient valuation — The proposed deal is considerably less than a book value for book value exchange. Validus arbitrarily seeks to charge Transatlantic stockholders for what it perceives to be a $500 million reserve shortfall. This is the primary reason that Transatlantic stockholders would receive only 48% of the future earnings of a combined company versus 52% in a book value for book value transaction taking into account the cash component of Validus’ offer. The proposed transaction also results in Transatlantic book value per share dilution of 10%.[4]

•	Less-than-optimal domicile — While Validus is domiciled in a favorable tax jurisdiction, Bermuda is without a U.S. tax treaty. The resulting 30% withholding tax rate on dividend distributions from U.S. subsidiaries creates significant frictional costs as compared to the domiciles of other potential partners.

•	Undercapitalized EU subsidiary — There is questionable flexibility to fund a subsidiary that could support $1 billion-plus of international premiums.

•	Negative impact on ratings — The combined company will likely carry lower ratings than Transatlantic on a standalone basis.

•	Uncertain financial flexibility — Property catastrophe concentration adds earnings volatility and capital management risk.

•	No U.S. insurance company — The transaction does not advance our objective of broadening distribution to U.S. specialty business not available to reinsurers.

•	Cultural incompatibility — Validus has centralized underwriting, a stated distaste for the casualty business, and a short, six-year operating history compared with our 30-plus years.

•	Questionable upside for stockholders — There is less than fair ownership in the combined entity for Transatlantic stockholders and a lack of due diligence.
Put simply, our Board believes if a “partner” is going to deliver less ownership than a book value for book value transaction would imply, compromise Transatlantic’s ratings, bring a questionable strategic rationale, and refuse to engage in mutual due diligence under customary terms, then it needs to offer significantly greater value to our stockholders.
Validus’ failure to develop an offer that we could recommend to our stockholders is no one’s fault but its own. Validus chose not to accept the path that was right in front of it: Sign the

[4]	Compares TRH standalone book value per basic share of $67.76 versus Validus pro forma book value per basic share of $53.15 based on page 33 of Validus S-4 filed as of August 19, 2011 plus $8.00 received in cash by TRH stockholders confidentiality agreement with the standstill and conduct due diligence. Instead, Validus contested our confidentiality agreement in Delaware Chancery Court. Consider that the Delaware court indicated that Validus should sign the confidentiality agreement with a standstill and that both Allied World and National Indemnity signed the same agreement, and in our view it is clear that Validus’ position on this matter was not reasonable.
Additionally, Validus’ allegations of Transatlantic Board entrenchment are false. In the Allied World merger we previously recommended, our Chairman would have stepped down after one year; our current CEO was to have retired as part of the transaction; and our current COO and soon-to-be CEO would have waived a retention bonus and would have reported to Allied World’s CEO. The Allied World merger triggered no Change in Control provisions for Transatlantic management. The Validus proposal would trigger Change in Control provisions, making a Validus combination more lucrative for much of Transatlantic management and many employees.
We have expeditiously and fully evaluated alternative offers. Management traveled the country twice since June to solicit and respond to investor views. We have returned every phone call. We have been honest and transparent. Do not believe what Validus’ management tells you about our motivations. They are biased and wrong.
This brings us to the consent solicitation filed by Validus this week. In our view, it is obvious that Validus thinks it can determine the future course of your Company by nominating its three hand-picked candidates to consummate a hostile takeover. We believe the solicitation is another in a series of transparent and opportunistic attempts to mislead stockholders into accepting an acquisition offer that does not reflect full and fair value. We strongly urge stockholders to reject the Validus consent solicitation.
Finally, Validus has made a number of inaccurate assertions that we would like to address directly to correct the record. We have included a fact sheet at the end of this letter that recaps these misstatements and states the facts.
Notwithstanding all of the foregoing, we are ready to enter talks with Validus in a constructive manner that will allow both parties to conduct mutual due diligence.
The Path Forward
If we were to undertake a strategic combination, it would have to be the right transaction, one that fairly rewards stockholders and meets multiple objectives. To be clear, Transatlantic believes that the right strategic combination presents an attractive opportunity, but is not an imperative.
We have a proven track record of creating value for our stockholders. Over a 20-plus year period as a public company, we have grown book value per share at 12% per year over multiple industry cycles and have done so while being a U.S. taxpayer (unlike most of our competitors). We strongly believe that Transatlantic’s existing franchise will continue to deliver this type of performance, which should be further enhanced by the $600 million share repurchase program we announced today. This program, which represents a $455 million increase to our existing repurchase authority, includes a commitment to repurchase $300 million of shares prior to December 31, 2011 and plans to complete the remainder of the program during 2012. This program should deliver immediate value to our stockholders. Had the repurchase activity taken place in the first half of 2011, it would have enhanced book value per share by 7%5 while preserving our franchise and ratings.
Additionally, we have never stopped addressing the strategic initiatives we identified in our original 2010 review:
1.	Completing insurance licensing process for our Putnam subsidiary, which will provide access to U.S. primary insurance business

2.	Executing on existing plan to address European and Latin American regulatory requirements

3.	Adjusting the mix of short-tail and long-tail business, given the current or future market environment

4.	Remaining focused on lowering cost of capital
In closing, Transatlantic has a proven track record of value creation and your Board of Directors has a clear path to enhancing that record in the months and years to come. Looking ahead, we have an experienced management team in place to execute on our path forward. Consistent with Bob Orlich’s prior plans to retire as CEO upon the closing of the Allied World transaction, Bob will now remain CEO through the end of this year and retire from that post on December 31, while remaining on the Board. Meanwhile, Mike Sapnar will assume the role of President, effective immediately, and will take on the additional duties of CEO upon Bob’s retirement.
All of us on the Board and in management have and will continue to work tirelessly to deliver value for our stockholders. We appreciate your thoughtful feedback over the past several months and we look forward to continuing that dialogue in the future.
Thank you for your support.
Sincerely,
/s/
Richard S. Press, Chairman, on behalf of the Board of Directors

[5]	Assumes average repurchase price of $49.14 per share, which was the average share price of Transatlantic common stock from January 3, 2011 to June 30, 2011

VALIDUS MISSTATEMENTS AND CLAIMS: CORRECTING THE RECORD
1.	Claim: “...we see this as essentially a book for book value exchange at parity to each party”[6]
•	Fact: Validus never conducted due diligence of non-public information. One cannot realistically arrive at a book value to book value transaction by arbitrarily adjusting downward Transatlantic’s book value.
2.	Claim: Reserves are inadequate, necessitating a $500 million writedown of our net worth.
•	Fact: Four external parties, including two independent actuarial firms, evaluated Transatlantic’s reserves over the last 12 months. All of these parties were comfortable with the adequacy of our reserves.

•	Fact: Validus never conducted due diligence of non-public information.
3.	Claim: “Rating agency commentary indicates Validus and Transatlantic would be ‘strong partners.’”[7]
•	Fact: Moody’s states that the combination would be “credit negative” for Transatlantic.[8]

•	Fact: Higher ratings are better than lower ratings.
4.	Claim: Pro forma debt to capitalization of a combined Validus and Transatlantic would be 20.1%.[9]
•	Fact: This claim is based on the assumption of including Validus’ junior subordinated debentures as 100% equity. The Validus S-4 discloses a pro forma total debt to capitalization ratio of 23.4%, which we believe to be more reflective of rating agencies’ views.[10]
5.	Claim: Validus has better catastrophe risk management experience.[11]
•	Fact: Validus’ claim is based solely on one event and on a flawed comparison of Transatlantic’s Japanese loss to its Florida PML.

•	Fact: Transatlantic has consistently outperformed Validus when measuring after-tax cat losses as a percentage of cumulative property catastrophe premiums written, even when comparing Transatlantic’s net losses to net premiums to Validus’ net losses to gross premiums. Between January 1, 2008-June 30, 2011 after-tax cat losses prior to any reinstatement premiums as a percentage of gross property catastrophe premiums written were 52% for Validus. For Transatlantic, for the same period, the ratio of after-tax cat losses prior to any reinstatement premiums as a percentage of net property catastrophe premiums written was only 44%.[12]

[6]	Joseph E.Consolino, Validus CFO, Validus Holdings investor conference call, July 13, 2011

[7]	September 6, 2011 Validus investor presentation, page 4

[8]	Moody’s press release, July 18, 2011

[9]	September 6, 2011 Validus investor presentation, page 13

[10]	S&P stated that Validus’ financial leverage “measured as debt-plus-preferreds-to-total-capital...” (September 1, 2010) and by Moody’s, who noted that Validus’ financial leverage included “25% equity credit for junior subordinated debentures” (June 30, -2011).Validus’ own S-4 discloses that this same figure is 23.4%

[11]	September 6, 2011 Validus investor presentation, page 12

[12]	Based on gross premiums written for Validus as Validus does not disclose net premiums written for the Property Cat XOL segment. Assumes tax rate of 0% for Validus and 35% for transatlantic. Based on event based catastrophe losses between Jan 1, 2011 and June 30, 2011 from public disclosures for Ike and Gustav in 2008, Chile, Xynthia, Australia and New Zealand in 2010, Australia, New Zealand and Japan in Q1 2011 and U.S. Tornado in Q2 2011. Source: Validus and Transatlantic financial supplements, earnings releases, 10Q and 10K

•	Fact: Transatlantic has been writing cat business for 25 years compared with less than six years for Validus.
6.	Claim: Validus is balanced between insurance and reinsurance,” with 40% of premiums coming from insurance underwriting.[13]
•	Fact: Validus’ Lloyd’s syndicate’s (Talbot’s) premium appears to be more than 50% reinsurance, which would bring the parent company business mix to about an 80/20 split of reinsurance to insurance.[14]
7.	Claim: Lloyd’s syndicate (Talbot) “easily satisfies Transatlantic’s stated strategic objectives” of establishing U.S. primary insurance operations.[15]
•	Fact: Talbot is subject to Lloyd’s restrictions and requirements and is not an effective substitute for U.S. primary insurance operations for Transatlantic.
8.	Claim: “EU passport through Validus Re Europe Limited, Funded as Appropriate”[15]
•	Fact: Validus Re Europe has only $6 million of capital and Transatlantic Re writes more than $1 billion of European premium.
9.	Claim: “We also see very clear benefit to Transatlantic to be able to diversify their business more broadly, both in class and geography”[16]
•	Fact: No line of business comprises more than 16% of Transatlantic’s premium and 50% of its premium is written outside the U.S. We do not need to merge with Validus to achieve diversification. If anybody needs a deal to “diversify,” it is Validus.
10.	Claim: “Historically, Transatlantic did not develop operations in Bermuda or at Lloyd’s, which are natural extensions of Transatlantic’s worldwide reinsurance franchise”[17]
•	Fact: Transatlantic wrote more than $200 million of premium in 2010 from Bermuda-based cedants.

•	Fact: Lloyd’s as a composite represents $215 million of Transatlantic’s premium and is one of our top 5 reinsurance clients.

•	Fact: Transatlantic writes nearly as much property cat premium as Validus — you do not need a substantial Bermuda-based operation to write cat business.
Goldman, Sachs & Co. and Moelis & Co. LLC are acting as financial advisors and Gibson, Dunn & Crutcher LLP and Richards, Layton & Finger, P.A. are acting as legal counsel to Transatlantic.
About Transatlantic Holdings, Inc.
Transatlantic Holdings, Inc. is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance

[13]	August 30, 2011 Validus investor presentation, page 21

[14]	Annual Report 2010, Talbot Underwriting Ltd. Syndicate 1183, Page 24

[15]	September 6, 2011 Validus investor presentation, page 4

[16]	Ed Noonan, Validus CEO, Validus investor conference call, July 13, 2011

[17]	August 30, 2011 Validus investor presentation, page 24

Company®, Trans Re Zurich Reinsurance Company Ltd. and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis ¯ structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.
Visit — www.transre.com — for additional information about Transatlantic.
Cautionary Note Regarding Forward-Looking Statements
This communication contains forward-looking statements that involve a number of risks and uncertainties, including expectations regarding the aggregate net impact on Transatlantic from recent catastrophe losses. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, these forward-looking statements could be affected by risks that the terminated merger agreement disrupts current plans and operations; risks that the unsolicited Validus exchange offer, consent solicitation and/or National Indemnity proposal disrupts current plans and operations; the ability to retain key personnel; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of loss reserves; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors; and other risks detailed in the “Cautionary Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Transatlantic’s Form 10-K and other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Transatlantic is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.
Additional Information About the Validus Exchange Offer
This communication is neither an offer to purchase nor the solicitation of an offer to sell any securities. In response to the exchange offer commenced by Validus, Transatlantic has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Investors and security holders are urged to read the Solicitation/Recommendation Statement on Schedule 14D-9 because it contains important information about the Validus Exchange Offer. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Transatlantic’s Investor Relations department at Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, or via e-mail at investor_relations@transre.com.
Additional Information about the Validus Consent Solicitation
On September 14, 2011, Validus filed a preliminary consent solicitation statement with the SEC relating to Validus’ proposals to, among other things, remove all of Transatlantic’s directors and nominate three new directors to the Transatlantic board of directors. Transatlantic will file with the SEC a consent revocation statement (the “Statement”) in connection with Validus’solicitation of written consents. Investors and securityholders are urged to read the Statement and other documents, when they become available, as they will contain important information. All documents, including the Statement, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Transatlantic’s Investor Relations department at Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, or via e-mail at investor_relations@transre.com.
Participants in the Solicitation
Transatlantic, its directors and executive officers may be deemed to be participants in a solicitation of Transatlantic’s stockholders in connection with the Validus consent solicitation. Information about Transatlantic’s directors and executive officers is available in Transatlantic’s proxy statement dated April 8, 2011 for its 2011 Annual Meeting of Stockholders. Additional information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, will be contained in the Statement.
# # #
Contacts:
Investors:
Thomas V. Cholnoky
Transatlantic Holdings, Inc.
Senior Vice President, Investor Relations
1-212-365-2292
investor_relations@transre.com
or
Tom Gardiner / 1-212-440-9872
Donna Ackerly / 1-212-440-9837
Georgeson Inc.
transatlantic@georgeson.com
Media:
Steve Frankel/Eric Bonach
Joele Frank, Wilkinson Brimmer Katcher
1-212-355-4449
sfrankel@joelefrank.com
ebonach@joelefrank.com
or
Anthony Herrling/JoAnne Barrameda
Brainerd Communicators
1-212-986-6667
Ex. 738 (Herrling)/ex. 749 (Barrameda)
herrling@braincomm.com
barrameda@braincomm.com